Marathon Petroleum Corp. Reports Second-Quarter 2020 Results

•	Reported second-quarter income of $9 million, or $0.01 per diluted share, including net pre-tax benefit of $1.4 billion; adjusted loss of $868 million, or $(1.33) per diluted share

•
Announced agreement to sell Speedway in $21 billion all-cash transaction; estimated after-tax proceeds of $16.5 billion expected to be used to both strengthen the balance sheet and return capital to shareholders

•	Indefinitely idling Gallup and Martinez refineries; evaluating strategic repositioning of Martinez to renewable diesel facility

•	On track to deliver $1.4 billion of capital spending and at least $950 million of operating expense reductions

•	Significant liquidity with $7.7 billion of available borrowing capacity at MPC
FINDLAY, Ohio, Aug. 3, 2020 – Marathon Petroleum Corp. (NYSE: MPC) today reported net income of $9 million, or $0.01 per diluted share, for the second quarter of 2020, compared to $1.1 billion, or $1.66 per diluted share, for the second quarter of 2019.
Second-quarter 2020 results include a pre-tax lower of cost or market (LCM) inventory benefit of $1.5 billion. Details on this and other adjustments are shown in the accompanying release tables. Adjusted net loss was $868 million, or $(1.33) per diluted share, for the second quarter of 2020, compared to adjusted net income of $1.1 billion, or $1.73 per diluted share, for the second quarter of 2019.
“Our second quarter results reflect a full three months of the challenges COVID has created for our business,” said President and Chief Executive Officer Michael J. Hennigan. “We began April with demand at historic lows. Despite seeing some recovery during the quarter, demand for our products and services continues to be significantly depressed, particularly across the West Coast and Midwest.
“In response, we are executing on the actions we announced in May and are advancing the three strategic priorities which lay the foundation for our long-term success. First, we strengthened the competitive position of our assets with the decision to indefinitely idle our Gallup and Martinez refineries, and are evaluating strategic repositioning possibilities for Martinez. Second, we began implementing commercial strategy changes and I’ve been encouraged by the team’s quick progress. And third, we lowered our capital spending and tightly managed our operating expenses. I’m confident we will meet the $950 million expense reduction target we previously announced for 2020. We are also implementing plans to structurally lower costs in 2021 and beyond.”

Segment Results
Income from operations was $981 million in the second quarter of 2020, compared to $2.0 billion in the second quarter of 2019. Second quarter 2020 results include a pre-tax LCM inventory benefit of $1.5 billion.

	Three Months Ended June 30,
(In millions)	2020	2019
Income (loss) from operations by segment:
Refining & Marketing	$(1,619)	$906
Retail	494	493
Midstream	869	878
Corporate	(188)	(179)
Income (loss) from operations before items not allocated to segments	(444)	2,098

Items not allocated to segments:
Transaction-related costs	(30)	(34)
Litigation	—	(22)
Impairments	(25)	—
LCM inventory valuation adjustment	1,480	—
Income from operations	$981	$2,042

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $653 million in the second quarter of 2020, compared to $3.2 billion for the second quarter of 2019. Adjusted EBITDA excludes refining planned turnaround costs of $162 million for the second quarter of 2020 and $237 million for the second quarter of 2019.

Reconciliation of Segment Income (Loss) From Operations to Segment Adjusted EBITDA and Adjusted EBITDA

	Three Months Ended June 30,
(In millions)	2020	2019
Refining & Marketing Segment
Segment income (loss) from operations	$(1,619)	$906
Add: Depreciation and amortization	433	411
Refining planned turnaround costs	162	237
Segment Adjusted EBITDA	$(1,024)	$1,554
Retail Segment
Segment income from operations	$494	$493
Add: Depreciation and amortization	132	130
Segment EBITDA	$626	$623
Midstream Segment
Segment income from operations	$869	$878
Add: Depreciation and amortization	330	318
Segment EBITDA	$1,199	$1,196

Segment Adjusted EBITDA	$801	$3,373
Corporate	(188)	(179)
Add: Depreciation and amortization	40	27
Adjusted EBITDA	$653	$3,221

Refining & Marketing (R&M)
R&M segment loss from operations was $1.6 billion in the second quarter of 2020, compared with income of $906 million for the second quarter of 2019. The decrease in R&M earnings was primarily due to reduced throughput and lower crack spreads driven by lower demand associated with COVID-19, and lower crude differentials.
Segment adjusted EBITDA was $(1.0) billion in the second quarter of 2020, versus $1.6 billion for the second quarter of 2019. Segment adjusted EBITDA excludes refinery planned turnaround costs, which totaled $162 million in the second quarter of 2020 and $237 million in the second quarter of 2019.
R&M margin was $7.13 per barrel for the second quarter of 2020. Crude capacity utilization was 71%, resulting in total throughputs of 2.3 million barrels per day, and clean product yield was 84%.
Retail
Retail segment income from operations was $494 million in the second quarter of 2020, compared with $493 million for the second quarter of 2019. Segment EBITDA was $626 million in the second quarter of 2020, versus $623 million for the second quarter of 2019. Quarterly results reflected lower fuel volumes, higher fuel margin per gallon, and operating cost reductions.

Retail fuel margin increased to 39.60 cents per gallon in the second quarter of 2020, from 26.66 cents per gallon in the second quarter of 2019. Same-store merchandise sales decreased by 4% year-over-year and same-store gasoline sales volume decreased by 37% year-over-year.
Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX LP (NYSE: MPLX), was $869 million in the second quarter of 2020, compared with $878 million for the second quarter of 2019.
Segment EBITDA was $1.2 billion in the second quarter of 2020, versus $1.2 billion for the second quarter of 2019. Strong performance in the midstream segment in the current business environment was driven by stable, fee-based earnings, contributions from organic growth projects, and reduced operating expenses.
Corporate and Items Not Allocated to Segments
Corporate expenses totaled $188 million in the second quarter of 2020, compared to $179 million in the second quarter of 2019. Items not allocated to segments totaled $1.4 billion of income in the second quarter of 2020, compared with $56 million of expense in the second quarter of 2019. Second-quarter 2020 results include a $1.5 billion LCM inventory benefit, $25 million of impairment expense related to long-lived assets and $30 million of costs incurred in connection with the Speedway separation and other related activities. Second quarter 2019 results include $34 million of transaction-related expenses in connection with the Andeavor acquisition and $22 million of litigation charges.

Financial Position and Liquidity
As of June 30, 2020, the company had $1.0 billion in cash and cash equivalents (excluding MPLX’s cash and cash equivalents of $67 million), $5 billion available under a five-year bank revolving credit facility, $2 billion available under its two 364-day bank revolving credit facilities and $705 million available under its trade receivables securitization facility.
The company previously reported that it drew $2 billion on the five-year revolving credit facility in the first quarter of 2020, plus an additional $1.5 billion in April 2020. These borrowings were made to provide financial flexibility given the commodity price downturn and the significant working capital impact associated with the decline in crude oil prices. In late April, the company added an additional $1 billion 364-day revolver. Also, in late April, the company issued $2.5 billion of senior notes. Net proceeds from the senior notes issuance were used to repay a portion of the amounts outstanding on the five-year revolving credit facility. In June, the company completely repaid all amounts outstanding on the five-year revolving credit facility.

Strategic and Operations Update
Yesterday, the company announced an agreement with 7-Eleven to sell Speedway for $21 billion in cash. The company expects to use proceeds from the sale to strengthen the balance sheet and return capital to shareholders. The arrangement includes a 15-year fuel supply agreement for approximately 7.7 billion gallons of fuel per year and the opportunity to supply additional 7-Eleven locations.
The company also announced the indefinite idling of the Gallup and Martinez refineries, and announced it is evaluating the strategic repositioning of Martinez to a renewable diesel facility.
Construction continues on the Dickinson Renewable Diesel project, which remains on schedule for planned completion in late 2020. The project will convert the Dickinson refinery into a 12,000 barrel per day biorefinery capable of producing renewable diesel from corn and soybean oil. MPC intends to sell the renewable diesel into the California market to comply with the California Low Carbon Fuel Standard.

Consistent with MPC’s midstream strategy of developing long-haul pipelines and other logistics solutions, the company progressed several projects during the quarter, including the Wink-to-Webster crude oil pipeline, the Whistler natural gas pipeline, and the reversal of the Capline crude pipeline. Each of these projects is backed by minimum volume commitments from customers.
In addition, the South Texas Gateway terminal began crude oil export operations in July. MPC owns a 25% interest in the South Texas Gateway terminal.

Third Quarter 2020 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)	$6.50
Distribution costs (in millions)	$1,285
Refining planned turnaround costs (in millions)	$270
Depreciation and amortization (in millions)	$440

Refinery throughputs (mbpd):
Crude oil refined	2,215
Other charge and blendstocks	130
Total	2,345

(a)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expenses.

Retail Segment:	Range
Fuel sales (millions of gallons)	2,000	2,200
Merchandise sales (in millions)	$1,700	$1,800

Corporate and unallocated items (in millions)	$195

Conference Call
At 9:30 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at http://www.marathonpetroleum.com and clicking on the “Join the Webcast” link. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at https://www.marathonpetroleum.com.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Brian Worthington, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,“ “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the effects of the recent outbreak of COVID-19 and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our products and industry demand generally, margins, inventory value, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally; the effects of the recent outbreak of COVID-19, and the current economic environment generally, on our working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices; our ability to reduce capital and operating expenses; with respect to the planned Speedway sale, the ability to successfully complete the sale within the expected timeframe or at all, based on numerous factors, including our ability to satisfy customary conditions, including obtaining regulatory approvals on the proposed terms and schedule, and any conditions imposed in connection with the consummation of the transaction, our ability to utilize the proceeds as anticipated, and our ability to capture value from the associated on-going supply relationship and realize the other expected benefits; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX LP (MPLX), including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic, other infectious disease outbreaks or otherwise; non-payment or non-performance by our producer and other customers; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with the SEC. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per-share data)	2020	2019	2020	2019
Revenues and other income:
Sales and other operating revenues	$15,024	$33,529	$40,239	$61,782
Income (loss) from equity method investments(a)	105	107	(1,105)	206
Net gain on disposal of assets	2	4	6	218
Other income	67	30	138	65
Total revenues and other income	15,198	33,670	39,278	62,271
Costs and expenses:
Cost of revenues (excludes items below)	13,777	29,682	36,598	55,642
LCM inventory valuation adjustment	(1,480)	—	1,740	—
Impairment expense	25	—	7,847	—
Depreciation and amortization	935	886	1,897	1,805
Selling, general and administrative expenses	746	886	1,567	1,753
Other taxes	214	174	465	360
Total costs and expenses	14,217	31,628	50,114	59,560
Income (loss) from operations	981	2,042	(10,836)	2,711
Net interest and other financial costs	345	322	683	628
Income (loss) before income taxes	636	1,720	(11,519)	2,083
Provision (benefit) for income taxes	360	353	(1,577)	457
Net income (loss)	276	1,367	(9,942)	1,626
Less net income (loss) attributable to:
Redeemable noncontrolling interest	21	21	41	41
Noncontrolling interests	246	240	(758)	486
Net income (loss) attributable to MPC	$9	$1,106	$(9,225)	$1,099

Per-share data
Basic:
Net income (loss) attributable to MPC per share	$0.01	$1.67	$(14.21)	$1.65
Weighted average shares outstanding	650	662	649	667
Diluted:
Net income (loss) attributable to MPC per share	$0.01	$1.66	$(14.21)	$1.63
Weighted average shares outstanding	653	666	649	672

(a)	The 2020 YTD period includes $1,315 million of impairment expense.

Income Summary (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Income (loss) from operations by segment
Refining & Marketing	$(1,619)	$906	$(2,241)	$572
Retail	494	493	1,013	663
Midstream	869	878	1,774	1,786
Corporate	(188)	(179)	(415)	(370)
Income (loss) from operations before items not allocated to segments	(444)	2,098	131	2,651
Items not allocated to segments:
Equity method investment restructuring gains(a)	—	—	—	207
Transaction-related costs(b)	(30)	(34)	(65)	(125)
Litigation	—	(22)	—	(22)
Impairments(c)	(25)	—	(9,162)	—
LCM inventory valuation adjustment	1,480	—	(1,740)	—
Income (loss) from operations	981	2,042	(10,836)	2,711
Net interest and other financial costs	345	322	683	628
Income (loss) before income taxes	636	1,720	(11,519)	2,083
Provision (benefit) for income taxes	360	353	(1,577)	457
Net income (loss)	276	1,367	(9,942)	1,626
Less net income (loss) attributable to:
Redeemable noncontrolling interest	21	21	41	41
Noncontrolling interests	246	240	(758)	486
Net income (loss) attributable to MPC	$9	$1,106	$(9,225)	$1,099

(a)	Represents gain related to the formation of a new joint venture: Capline LLC in the 2019 YTD period.

(b)
2020 includes costs incurred in connection with the Speedway separation and Midstream strategic review. 2019 includes employee severance, retention and other costs related to the acquisition of Andeavor.

(c)	Includes $7.3 billion goodwill impairment, $1.3 billion impairment of equity method investments and $517 million impairment of long lived assets in 2020 YTD period.

Capital Expenditures and Investments (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Refining & Marketing	$263	$430	$722	$824
Retail	74	120	150	193
Midstream	425	814	899	1,637
Corporate(a)	45	38	101	79
Total	$807	$1,402	$1,872	$2,733

(a)	Includes capitalized interest of $27 million, $34 million, $56 million and $65 million, respectively.

Refining & Marketing Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Dollar per barrel of net refinery throughput:
Refining & Marketing margin(a)	$7.13	$15.24	$9.50	$13.23
Less:
Refining operating costs(b)	6.13	5.35	6.06	5.47
Distribution costs(c)	5.86	4.48	5.22	4.56
Refining planned turnaround costs	0.78	0.83	1.02	0.75
Depreciation and amortization	2.09	1.44	1.83	1.49
Plus (Less):
Other(d)	(0.09)	0.04	(0.04)	0.06
Refining & Marketing income (loss) from operations	$(7.82)	$3.18	$(4.67)	$1.02

Refining & Marketing refined product sales volume (mbpd)(e)	2,878	3,814	3,233	3,742
Crude oil capacity utilization (percent)(f)	71	97	81	96
Refinery throughputs (mbpd):(g)
Crude oil refined	2,165	2,937	2,475	2,902
Other charge and blendstocks	111	198	160	207
Net refinery throughput	2,276	3,135	2,635	3,109
Sour crude oil throughput (percent)	53	47	50	49
Sweet crude oil throughput (percent)	47	53	50	51
Refined product yields (mbpd):(g)
Gasoline	1,114	1,528	1,301	1,531
Distillates	834	1,080	927	1,086
Propane	45	57	52	55
Feedstocks and special products	217	370	284	350
Heavy fuel oil	27	51	32	48
Asphalt	76	83	78	81
Total	2,313	3,169	2,674	3,151

(a)	Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.

(b)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(c)	Includes fees paid to MPLX, on a per barrel throughput basis, of $4.06, $2.80, $3.54 and $2.81, respectively. Excludes depreciation and amortization expense.

(d)	Includes income (loss) from equity method investments, net gain (loss) on disposal of assets and other income.

(e)	Includes intersegment sales.

(f)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(g)	Excludes inter-refinery volumes of 70 mbpd,102 mbpd, 74 mbpd and 88 mbpd, respectively.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gulf Coast
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$5.22	$9.32	$7.15	$8.58
Refining operating costs(c)	5.03	4.03	4.62	3.95
Refining planned turnaround costs	1.31	0.23	1.16	0.20
Refining depreciation and amortization	1.69	1.03	1.42	1.08

Refinery throughputs (mbpd):(d)
Crude oil refined	854	1,154	995	1,162
Other charge and blendstocks	116	177	140	173
Gross refinery throughput	970	1,331	1,135	1,335
Sour crude oil throughput (percent)	74	59	65	61
Sweet crude oil throughput (percent)	26	41	35	39
Refined product yields (mbpd):(d)
Gasoline	404	564	476	569
Distillates	346	440	381	443
Propane	22	29	26	28
Feedstocks and special products	201	293	251	293
Heavy fuel oil	11	15	11	14
Asphalt	18	21	19	21
Total	1,002	1,362	1,164	1,368

Mid-Continent
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$9.49	$20.21	$11.42	$17.84
Refining operating costs(c)	5.02	4.82	5.47	5.21
Refining planned turnaround costs	0.32	0.27	0.97	0.47
Refining depreciation and amortization	1.91	1.46	1.83	1.55

Refinery throughputs (mbpd):(e)
Crude oil refined	923	1,155	999	1,106
Other charge and blendstocks	34	48	46	52
Gross refinery throughput	957	1,203	1,045	1,158
Sour crude oil throughput (percent)	28	28	26	27
Sweet crude oil throughput (percent)	72	72	74	73
Refined product yields (mbpd):(e)
Gasoline	476	626	540	612
Distillates	340	412	365	400
Propane	17	20	18	19
Feedstocks and special products	59	71	55	55
Heavy fuel oil	11	16	13	16
Asphalt	57	61	58	59
Total	960	1,206	1,049	1,161

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
West Coast
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$5.93	$17.77	$10.59	$14.33
Refining operating costs(c)	10.19	8.01	9.45	8.10
Refining planned turnaround costs	0.45	2.80	0.70	2.18
Refining depreciation and amortization	1.81	1.29	1.48	1.31

Refinery throughputs (mbpd):(f)
Crude oil refined	388	628	481	634
Other charge and blendstocks	31	75	48	70
Gross refinery throughput	419	703	529	704
Sour crude oil throughput (percent)	64	58	70	66
Sweet crude oil throughput (percent)	36	42	30	34
Refined product yields (mbpd):(f)
Gasoline	234	338	285	350
Distillates	148	228	181	243
Propane	6	8	8	8
Feedstocks and special products	17	104	40	84
Heavy fuel oil	15	24	20	24
Asphalt	1	1	1	1
Total	421	703	535	710

(a)
The per barrel for Refining & Marketing margin is calculated based on net refinery throughput (excludes inter-refinery transfer volumes). The per barrel for the remaining items is calculated based on the gross refinery throughput (includes inter-refinery transfer volumes).

(b)	Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.

(c)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(d)	Includes inter-refinery transfer volumes of 51 mbpd, 47 mbpd, 48 mbpd and 42 mbpd, respectively.

(e)	Includes inter-refinery transfer volumes of 9 mbpd, 10 mbpd, 9 mbpd and 9 mbpd, respectively.

(f)	Includes inter-refinery transfer volumes of 10 mbpd, 45 mbpd, 17 mbpd and 37 mbpd, respectively.

Retail Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Speedway fuel sales (millions of gallons)	1,197	1,957	2,833	3,828
Direct dealer fuel sales (millions of gallons)	462	646	1,047	1,276
Retail fuel margin (dollars per gallon)(a)	$0.3960	$0.2666	$0.3577	$0.2200
Merchandise sales (in millions)	$1,603	$1,620	$3,064	$3,033
Merchandise margin (in millions)	$452	$471	$866	$878
Merchandise margin percent	28.2%	29.1%	28.3%	29.0%
Same store gasoline sales volume (period over period)(b)	(36.6)%	(2.4)%	(22.7)%	(2.8)%
Same store merchandise sales (period over period)(b)(c)	(4.0)%	6.3%	(1.8)%	5.9%
Total convenience stores at period-end	3,873	3,913
Direct dealer locations at period-end	1,074	1,062

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Midstream Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Pipeline throughputs (mbpd)(a)	4,380	5,178	4,800	5,214
Terminal throughput (mbpd)	2,420	3,287	2,693	3,254
Gathering system throughput (million cubic feet per day)(b)	5,490	5,948	5,621	5,950
Natural gas processed (million cubic feet per day)(b)	8,476	8,535	8,632	8,528
C2 (ethane) + NGLs fractionated (mbpd)(b)	543	520	548	517

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Select Financial Data (Unaudited)

(In millions)	June 30 2020	March 31 2020
Cash and cash equivalents	$1,091	$1,690
MPC debt	11,607	11,138
MPLX debt	20,559	20,471
Total consolidated debt	32,166	31,609
Redeemable noncontrolling interest	968	968
Equity	30,849	31,228
Shares outstanding	650	650

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash provided by (used in) operations	$538	$2,622	$(230)	$4,245
Dividends paid per share	$0.58	$0.53	$1.16	$1.06

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to their most comparable GAAP financial measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures we use are as follows:
Adjusted Net Income Attributable to MPC
Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. We have excluded these items because we believe that they are not indicative of our core operating performance and that their exclusion results in an important measure of our ongoing financial performance to better assess our underlying business results and trends.

Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.

Reconciliation of Net Income (Loss) Attributable to MPC to Adjusted Net Income (Loss) Attributable to MPC

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Net income (loss) attributable to MPC	$9	$1,106	$(9,225)	$1,099
Pre-tax adjustments:
Equity method investment restructuring gains	—	—	—	(207)
Transaction-related costs	30	34	65	125
Litigation	—	22	—	22
Impairments	25	—	9,162	—
LCM inventory valuation adjustment	(1,480)	—	1,740	—
Out of period tax adjustment	—	—	—	36
Tax impact of adjustments(a)	548	(14)	(1,445)	14
Non-controlling interest impact of adjustments	—	—	(1,271)	—
Adjusted net income (loss) attributable to MPC	$(868)	$1,148	$(974)	$1,089

Diluted income (loss) per share	$0.01	$1.66	$(14.21)	$1.63
Adjusted diluted income (loss) per share(b)	$(1.33)	$1.73	$(1.50)	$1.62

(a)	We generally tax effect taxable adjustments to reported earnings using a combined federal and state statutory rate of approximately 24 percent.

(b)
Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation except for the three months ended June 30, 2020 which assumes no dilution and uses basic shares as a result of an adjusted loss attributable to MPC.

Operating Cash Flow Before Changes in Working Capital
Operating cash flow before changes in working capital is defined as net cash provided by (used in) operations less changes in current receivables, inventories, current accounts payable and accrued liabilities, the fair value of derivative instruments and right of use assets and operating lease liabilities. We believe operating cash flow before changes in working capital is useful as it is indicative of cash received or used for operations based on current operating conditions without the effects of working capital account fluctuations that result from commodity price changes, timing of cash collections, inventory purchases or accounts payable payments as compared to the prior year-end reporting period.

Reconciliation of Cash Provided by (Used in) Operations to Operating Cash Flow Before Changes in Working Capital

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Net cash provided by (used in) operations	$538	$2,622	$(230)	$4,245
Less changes in:
Current receivables	1,218	(679)	3,117	(1,697)
Inventories	839	744	417	740
Current accounts payable and accrued liabilities	(1,767)	(186)	(5,220)	1,297
Fair value of derivative instruments	70	(56)	23	(27)
Right of use assets and operating lease liabilities, net	6	10	2	9
Total changes in working capital	366	(167)	(1,661)	322
Operating cash flow before changes in working capital	$172	$2,789	$1,431	$3,923

Adjusted EBITDA & Segment Adjusted EBITDA
Adjusted EBITDA and Segment Adjusted EBITDA represent earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude refining turnaround costs, items not allocated to segment results and other items shown in the table below. We believe these non-GAAP financial measures are useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business or in the case of turnarounds, which provide benefits over multiple years. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA and Segment Adjusted EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income (Loss) Attributable to MPC to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Net income (loss) attributable to MPC	$9	$1,106	$(9,225)	$1,099
Plus (Less):
Net interest and other financial costs	345	322	683	628
Net income (loss) attributable to noncontrolling interests	267	261	(717)	527
Provision (benefit) for income taxes	360	353	(1,577)	457
Depreciation and amortization	935	886	1,897	1,805
Refining planned turnaround costs	162	237	491	423
Equity method investment restructuring gains	—	—	—	(207)
Transaction-related costs	30	34	65	125
Litigation	—	22	—	22
Impairments	25	—	9,162	—
LCM inventory valuation adjustment	(1,480)	—	1,740	—
Adjusted EBITDA	$653	$3,221	$2,519	$4,879

Refining & Marketing Margin
Refining margin is defined as sales revenue less the cost of refinery inputs and purchased products.
Reconciliation of Refining & Marketing Income (Loss) from Operations to Refining & Marketing Gross Margin and Refining & Marketing Margin

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Refining & Marketing income (loss) from operations(a)	$(1,619)	$906	$(2,241)	$572
Plus (Less):
Selling, general and administrative expenses	500	574	1,054	1,118
LCM inventory valuation adjustment	1,470	—	(1,715)	—
(Income) loss from equity method investments	19	(3)	22	(4)
Net (gain) loss on disposal of assets	1	—	1	(6)
Other income	(4)	(8)	(8)	(22)
Refining & Marketing gross margin	367	1,469	(2,887)	1,658
Plus (Less):
Operating expenses (excluding depreciation and amortization)	2,231	2,610	5,053	5,215
LCM inventory valuation adjustment	(1,470)	—	1,715	—
Depreciation and amortization	433	411	880	838
Gross margin excluded from Refining & Marketing margin(b)	(66)	(142)	(163)	(259)
Other taxes included in Refining & Marketing margin	(19)	(1)	(43)	(5)
Refining & Marketing margin(a)	$1,476	$4,347	$4,555	$7,447

Refining & Marketing margin by region:
Gulf Coast	$437	$1,090	$1,414	$2,007
Mid-Continent	819	2,193	2,154	3,710
West Coast	220	1,064	987	1,730
Refining & Marketing margin	$1,476	$4,347	$4,555	$7,447

(a)	LCM inventory valuation adjustments are excluded from Refining & Marketing income from operations and Refining & Marketing margin.

(b)
The gross margin, excluding depreciation and amortization, of operations that support Refining & Marketing such as biodiesel and ethanol ventures, power facilities and processing of credit card transactions.

Retail Fuel Margin
Retail fuel margin is defined as the price paid by consumers or direct dealers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees (where applicable).
Retail Merchandise Margin
Retail merchandise margin is defined as the price paid by consumers less the cost of merchandise.
Reconciliation of Retail Income from Operations to Retail Gross Margin and Retail Margin

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Retail income from operations(a)	$494	$493	$1,013	$663
Plus (Less):
Operating, selling, general and administrative expenses	577	597	1,175	1,180
LCM inventory valuation adjustment	10	—	(25)	—
Income from equity method investments	(27)	(21)	(49)	(38)
Net gain on disposal of assets	—	—	(1)	(2)
Other income	(44)	(4)	(93)	(6)
Retail gross margin	1,010	1,065	2,020	1,797
Plus (Less):
LCM inventory valuation adjustment	(10)	—	25	—
Depreciation and amortization	132	130	257	256
Retail margin(a)	$1,132	$1,195	$2,302	$2,053

Retail margin:
Fuel margin	$657	$694	$1,388	$1,123
Merchandise margin	452	471	866	878
Other margin	23	30	48	52
Retail margin	$1,132	$1,195	$2,302	$2,053

(a)	LCM inventory valuation adjustments are excluded from Retail income from operations and Retail margin.